                                                                    Exhibit 23.1
                                                                    ------------

                         Independent Auditors' Consent


Board of Directors
Data Race, Inc.:

We consent to incorporation by reference in the Registration Statements (No. 33-75800, No. 333-24303, No. 333-24305, No. 333-72505 and No. 333-77713) on Form
S-8 and in the Registration Statements (No. 333-22605, No. 333-42203, No. 333-53757, No. 333-62147, No. 333-71319 and 333-83595) on Form S-3 of DATA RACE,
Inc. of our report dated September 22, 1999, relating to the balance sheets of DATA RACE, Inc. as of June 30, 1999 and 1998, and the related statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended June 30, 1999, which report appears in the June 30, 1999 annual report on Form 10-K of DATA RACE, Inc.



                                            KPMG LLP

San Antonio, Texas
October 1, 1999